Exhibit 99.1

LIFE PARTNERS ANNOUNCES

LIFE SETTLEMENT FUND CAPITALIZATION

TRIPLES EXPECTATIONS

- SERIES II FUND to be launched soon-

WACO, TX – August 8, 2005 - Life Partners, Inc., operating subsidiary of Life Partners Holdings, Inc. (NASDAQ: LPHI and Berlin Stock Exchange: LPQ) announced today that an important institutional client, The Life Settlements Fund, Ltd. has closed its first fund to new investors and that demand by investors will assure the launch of a second fund shortly.

Life Partners said it will not have any problem delivering the additional life settlements which it will purchase for the Fund.

Registered in the Bahamas, with representative offices in Zurich and London, the Life Settlements Fund, Ltd. is a closed-end fund investing in life settlements targeted at the institutional and portfolio manager market. Stephen Gillman Singer, Managing Director said, “This new alternative investment vehicle provides returns without correlation to world financial markets or economic and geopolitical volatility. This further establishes this new asset class as being accepted by the institutional market and professional investors as an important element in the diversification of all portfolios. The Fund expects to achieve a minimum annual yield of 12%.” Fund managers said they will launch a second fund with more to follow.

Life Partners, Inc. was appointed as the Fund’s exclusive investment advisor and life settlement provider earlier this year. Life Partners is the only publicly traded company in the life settlement industry and has 14 years of experience with clients throughout the world.

KPMG acts as auditors to the Fund and the Fund custodian is Butterfield Bank (Bahamas).

Fund Managers said the Series II release of the Life Settlements Funds will be available only to non-U.S. investors.

Safe Harbor – With regard to Life Partners, Inc. and Life Partners Holdings, Inc., this press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

For inquiries on the Life Settlements Fund, Ltd. please contact:

Stephen Gillman Singer, Managing Director

Nicholas Miller, Director and Legal Counsel

Representative Office: Freigutstrasse 27, 8002 Zurich, Switzerland.

E-mail: info@lifepartnersinc.com
Tel: +41 44 208 17 27       Fax: +41 44 208 17 28

Life Settlements Fund, Ltd.

C/o Butterfield Fund Services (Bahamas) Limited

2nd Floor, Montague Sterling Centre

East Bay Street, Nassau, Bahamas

For inquiries on Life Partners, Inc. please contact:

Shareholder Relations: (254) 751-7797

E-mail: info@lifepartnersinc.com
Website: www.lphi.net